Exhibit 10.7

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“Agreement”) shall be effective as of March 11, 2015 (“Effective Date”) by and between Quest Diagnostics Clinical Laboratories, Inc., a Delaware corporation, as successor-in-interest to Pathway Diagnostics, and its parent company Quest Diagnostics Incorporated, a Delaware corporation having a principal place of business at 3 Giralda Farms, Madison, New Jersey 07940 (together, the “Licensor”), and Vermillion, Inc., a Delaware corporation (formerly known as Ciphergen Biosystems, Inc.) (“Vermillion”), and Aspira Labs, a Delaware corporation and wholly owned subsidiary of Vermillion having a principal place of business at 101 Cooperative Way, Suite 220,Georgetown, TX 78626 (together with Vermillion, “Licensee”).

RECITALS

WHEREAS, following its acquisition of Pathway Diagnostics in 2008, the Licensor has certain rights under the Licensed Patent Rights (as defined below) pursuant to that certain Exclusive License Agreement between The Regents of the University of California (“The Regents”) and Pathway Diagnostics for “Biomarkers for the Early Detection of Ovarian Cancer” (U.C. Case No. 2004-159) dated January 3, 2007, as amended by that certain First Amendment to the License Agreement (U.C. Control No. 2007-04-0358) dated September 17, 2010 (together, the “Original Agreement”); and

WHEREAS, the Licensor is willing to grant a royalty-bearing, non-exclusive sublicense under the Original Agreement to the Licensed Patent Rights to Licensee on the terms set forth herein; and

WHEREAS, Licensee and Licensor are also parties to that certain Testing and Services Agreement of even date herewith (the “Testing and Services Agreement”) and that certain Settlement Agreement of even date herewith (the “Settlement Agreement”); and

WHERAS, Licensee does not believe it needs a license under the Licensed Patent Rights, is only entering into this Agreement in an effort to resolve the disputes under the Settlement Agreement, and would not otherwise enter into this Agreement without receiving from Licensor the Credit described in Section 4.3 below.

NOW, THEREFORE, in consideration of the promises below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.DEFINITIONS

1.1.“Affiliate” shall mean any corporation or other business entity (i) in which

Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors or (ii) which owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights of Licensee entitled to elect directors.

1.2.“Change of Control” means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another Third Party; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

1.3.“Certified State(s)” shall have the meaning specified in the Testing and Services Agreement.

1.4.“Confidential Information” shall mean all confidential information disclosed by one Party to the other Party under this Agreement and marked or designated by the disclosing Party as confidential by appropriate legend or instruction.  Confidential Information shall not include information which the receiving Party can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of the receiving Party; (iii) was known to the receiving Party prior to disclosure thereof by the disclosing Party; (iv) was lawfully disclosed to the receiving Party by a third party which was not under an obligation of confidence to the disclosing Party with respect thereto; (v) which the receiving Party can reasonably demonstrate was independently developed by the receiving Party without use of the disclosing party’s Confidential Information.

1.5.“Customer” shall mean any individual or entity that receives a Licensed Product, provided however, that Licensee or any Affiliate of Licensee shall be deemed a Customer only if it receives a Licensed Product for its own end-use and not resale.

1.6.“Field” shall mean in vitro diagnostics for screening, diagnosing and monitoring for Ovarian Cancer in humans in the form of OVA1 tests solely for sale to or by Quest Diagnostics, Aspira Labs, and any other person or entity that has revenue in the United States of less than $2,000,000,000 per year.

1.7.“Final Sale” shall mean any sale, transfer, lease, exchange or other disposition, or provision of a Licensed Product and/or a Licensed Method to a Customer.  A Final Sale shall be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to such Licensed Product to a Customer, (b) the shipment of such Licensed

Product to a Customer, (c) the provision of a Licensed Method to a Customer, (d) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (e) payment by the Customer for a Licensed Product or Licensed Method.

1.8.“Licensed Method” shall mean any process or method which is covered by the Licensed Patent Rights whose use or practice absent a license would constitute an infringement of any valid claim within the License Patent Rights.

1.9.“Licensed Patent Rights” shall mean the patents and patent applications set forth on Exhibit A attached hereto; any continuing applications thereof, including divisions; but excluding continuations in part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues and reexaminations; and any patents that take priority therefrom; all of which will be automatically incorporated in and added to Appendix A and made part of this Agreement.

1.10.“Licensed Product” shall mean any article, composition, apparatus, substance, chemical or any other material covered by the Licensed Patent Rights to the extent whose manufacture, use or sale, absent a license, would constitute an infringement of any valid claim within the Licensed Patent Rights, or any service, article, composition, apparatus, chemical, substance or any other material made, used, or sold by or utilizing or practicing a Licensed Method.  This definition of Licensed Product also includes a service either used by Licensee, or provided by Licensee, when such service requires the use of a Licensed Product or performance of a Licensed Method.  Additionally, for the avoidance of doubt, if such product is a component of a larger unit, such as a kit, composition of matter or combination, such kit composition of matter or combination is deemed to be a Licensed Product for purposes of this definition.

1.11.“Net Sales” shall mean the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for the Final Sale of Licensed Products or Licensed Methods by Licensee to Customers in the Field in the Territory, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent reasonable and customary: cash, trade or quantity discounts actually granted to Customer; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation charges, including insurance to the extent actually paid by the Customer; and allowances or credits to Customers because of rejections or returns.  Where Licensee is the Customer, then Net Sales shall be based on the gross amount normally invoiced or otherwise charged to other Customers in an arms’ length transaction for such Licensed Products or Licensed Methods.  For the avoidance of doubt, if Licensee supplies (directly or indirectly) a product that constitutes a Licensed Product to any Affiliate, and such Affiliate includes such product in another product, then Net Sales shall be based on the total gross amount invoiced or otherwise charged for such other product in its entirety.

1.12.“Party” shall mean either Licensee or Licensor, as applicable, and “Parties” shall mean both Licensee and Licensor.

1.13.“Territory” shall mean all Certified States and those countries wherein Licensee shall have satisfied the conditions specified in Section 1.4 of the Testing and Services Agreement with jurisdictions where Licensed Patent Rights exist.

2.GRANT OF LICENSE

2.1.License Grant.  Subject to the limitations set forth in this Agreement, and the Original Agreement, the Licensor hereby grants to Licensee a non-exclusive right and license, without the right to sublicense, under the Licensed Patent Rights as licensed to Licensor pursuant to the Original Agreement, to make, have made, use, sell, offer for sale and import Licensed Products and to practice the Licensed Methods in the Field in the Territory to the extent permitted by law.

2.2.Retained Rights.  The Licensor shall at all times retain the right to:

(i)use the Licensed Patent Rights for all purposes permitted under the Original Agreement;

(ii)grant non-exclusive licenses and other rights to the Licensed Patent Rights to third parties, whether such be commercial entities, academic institutions or other persons; and

(iii)assign its rights hereunder to The Regents at the option of The Regents upon termination of the Original Agreement for any reason.

3.NO ADMISSION

This Agreement is entered into for the convenience of the Parties and for purposes of compromise of the disputed claims covered by the Settlement Agreement.  Nothing contained in this Agreement, or done or omitted in connection with this Agreement, is intended as or shall be construed as an admission of or by any Party of any infringement, fault, liability or wrongdoing whatsoever.  This Agreement shall not be admissible or otherwise relied upon in connection with any proceeding alleging that any product or service of Licensee infringes any of the Licensed Patent Rights.

4.CONSIDERATION

4.1.Running Royalty.  Licensee shall pay the Licensor a running royalty of two percent (2%) of Net Sales. Such running royalties shall be payable as provided in Section 5.1.

4.2Annual Minimum Royalty.  Beginning on the one year anniversary of the Effective Date, and on each anniversary thereof during the Term, Licensee shall pay to Licensor an Annual Minimum Royalty equal to a pro rata portion of Twenty Five Thousand Dollars ($25,000) allocated across all Net Sales of Licensed Product and Licensed Methods under this Agreement, the Original Agreement and all other agreements between Licensor and any third party sublicensee of the Licensed Patent Rights, which amount will be credited against the earned royalties due and owing for the calendar year in which the minimum payment was made.

4.3Credit.  Notwithstanding the foregoing, the Parties acknowledge and agree that, pursuant to the Settlement Agreement, Licensor has granted to Licensee a credit in the amount of up to One Hundred Thousand Dollars ($100,000) which may be applied against the Annual Minimum Royalty under Section 4.2 and any running royalties due pursuant to Section 4.1 until such credit amount is exhausted.

5.PAYMENTS AND REPORTS

5.1.Payment Due.  Payment of the royalties specified in Section 4.1 above shall be made by Licensee to the Licensor within forty five (45) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering Net Sales of Licensed Products during the preceding calendar quarter.

5.2.Final Payment. Within forty five (45) days of termination or expiration of this Agreement, a final payment shall be made by Licensee covering Net Sales of Licensed Product during the whole or partial calendar quarter preceding such termination or expiration.

5.3.Quarterly Report.  Each quarterly payment shall be accompanied by a written statement of Net Sales of Licensed Products by Licensee during such calendar quarter. Such written statements shall be duly signed by an authorized signatory of Licensee on behalf of

Licensee and shall show in reasonably specific detail, on a country by country basis, (a) the gross sales of each Licensed Product sold by Licensee during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of each Licensed Product; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales, subject to Section 5.7 below; and (d) the exchange rates used in determining the amount of United States dollars.

5.4.Termination for Non-Payment.  Should Licensee fail to make any payment whatsoever due and payable to the Licensor hereunder, the Licensor may, at its sole option, terminate this Agreement as provided in Section 8.2.

5.5.U.S. Currency.  The gross sales, Net Sales, and royalties payable shall be expressed in United States dollars.  .

5.6.Taxes.  Licensee may withhold taxes on the amounts otherwise payable to the Licensor under this agreement as required by applicable law. The parties agree to cooperate in good faith to reduce or eliminate the amount of any such withholding taxes under the provisions of applicable law, include the provisions of any applicable income tax treaty.  As may be required under applicable law in order to reduce or eliminate the amount of any withholding tax, Licensor shall be entitled to timely provide to Licensee a duly and properly executed certificate of exemption from withholding tax or certificate of reduced withholding tax, or such other forms as may be required under applicable law to reduce or eliminate the amount of withholding tax, and Licensee shall withhold taxes in accordance with such duly and properly executed certificate or forms. Licensee shall remit any withheld taxes to the relevant authorities on behalf of Licensor and upon request of Licensor, Licensee shall provide to Licensor appropriate evidence of the payment to the relevant authorities of the amounts withheld and remitted to the relevant authorities on behalf of Licensor.

5.7.Past Due Amounts.  In the event that any payment due hereunder is not made when due, the payment shall accrue simple interest of ten percent (10%) per annum to be calculated from the date payment was due until it was actually received by Licensor, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of the Licensor to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

5.8.If License pays a third party royalties in consideration for patent rights which arc necessary in order to practice the Licensed Patent Rights, then Licensee, as the case may be, may deduct 0.333% from the royalty rate due to Licensor under this Agreement for every percentage point paid to such third party in royalties, provided that in no event shall royalties or other amounts due to Licensor in any reporting period be reduced to less than 50%, of what would otherwise be due to Licensor.

5.9.In the event that a Licensed Product is sold as a combination product containing the Licensed Product and one or more other product(s) not covered by the Licensed Patent Rights (“Other Components”), Net Sales shall be calculated by multiplying the gross amount invoiced for the sale of the combination product by the fraction A/A+B where A is the average gross selling price of the Licensed Product sold separately by Licensee and B is the average gross selling price of such Other Components sold separately by Licensee during the relevant royalty payment period. In the event a substantial number of such separate sales were not made during the relevant royalty payment period, the Net Sales of such combination products shall be reasonably allocated between such Licensed Product and such Other Components based on their relative importance or value. For the avoidance of doubt, third party royalties owed on such Other Components shall not be subject to the stacking provisions set forth in Paragraph 5.8 above.

6.RECORDS AND INSPECTION

6.1.Records.  Licensee shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales by Licensee under this Agreement, and preserve such records for at least five (5) years from the date of the royalty payment to which they pertain.

6.2.Audits.  During the term of this Agreement and for a one (1) year thereafter, Licensee agrees to permit an independent accountant selected and paid by the Licensor and reasonably acceptable to Licensee to have access at Licensee’s offices during ordinary business hours of Licensee to such records as are maintained by Licensee as may be necessary to determine the correctness of any royalty report and/or payment made under this Agreement. In the event that the audit reveals an underpayment of totally annual royalties by more than five percent (5%), the cost of the audit shall be paid by Licensee. In the event that the audit reveals an overpayment of any royalties, such amounts shall be promptly refunded to Licensee. Such accountant shall maintain in confidence, and shall not disclose to the Licensor, any information concerning Licensee or its operations or properties other than information directly relating to the correctness of such reports and payments.

7.INTELLECTUAL PROPERTY

7.1.Confidentiality.  Each Party shall maintain the Confidential Information of the other Party in strict confidence, and agrees not to use such Confidential Information except in accordance with this Agreement. The receiving Party shall have the right to disclose Confidential Information of the disclosing Party only to those employees, consultants, agents, representatives, officers and directors as necessary on a need-to-know basis.  The foregoing obligation of confidentiality shall survive termination of this Agreement. Each Party acknowledges that the unauthorized disclosure or use of Confidential Information of the other Party may result in substantial damage to the disclosing Party which cannot be quantified.  Therefore, each Party agrees that the other Party may seek equitable relief such as an injunction or specific performance, in addition to monetary damages and all other remedies available at law or equity, as a remedy for any such breach of this Agreement, and such disclosing Party waives any requirement for the securing or posting of any bond in connection with such remedy.

7.2.Use of Names and Trademarks.  Neither Party is permitted to use any name, trade name, trademark or other designation of the other Party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in any advertising, publicity or other promotional activity.  Unless required by law Licensee is expressly prohibited from using the name “The Regents of the University of California” or the name of any campus of the University of California in any advertising, publishing, or other promotional activity.

7.3.Third Party Infringement.  Licensee shall promptly inform Licensor of any suspected infringement in the Field of any claims in the Licensed Patent Rights by a third party.  Licensor shall not be obligated to enforce any rights in the Licensed Patent Rights, but if, in its sole discretion, Licensor determines to do so, or to bring such infringement to The Regents for enforcement pursuant to the Original Agreement, Licensee shall cooperate with Licensor and/or The Regents at Licensor’s expense in any such action.

8.TERM AND TERMINATION

8.1.Term.  Unless earlier terminated as hereinafter provided, this Agreement is in force from the Effective Date and remains in effect for the life of the last-to-expire patent in the Licensed Patent Rights, or until the Original Agreement is terminated prior to expiration for any reason and either The Regents or Licensee do not consent to an assignment of this Agreement from Licensor to The Regents.

8.2.Termination for Breach. In the event of default or failure by Licensee to perform any of the terms, covenants or provisions of this Agreement, Licensee shall have thirty (30) days after receiving written notice of such default from Licensor to correct such default. If such default is not corrected within such thirty (30) day period, Licensor shall have the right, at its option, to cancel and terminate this Agreement. The failure of Licensor to exercise such right of termination shall not be deemed to be a waiver of any right Licensor might have, nor shall such failure preclude Licensor from exercising or enforcing said right upon any subsequent failure by Licensee.

8.3.Termination for Insolvency.  The Licensor shall have the right, at its option, to cancel and terminate this Agreement in the event that Licensee shall (i) become involved in insolvency, dissolution, or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for Licensee and Licensee shall, after the expiration of ninety (90) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

8.4.Termination for Change of Control.  The Licensor shall have the right, at its option, to cancel and terminate this Agreement following ninety (90) days prior written notice to the Licensee in the event of a Change of Control of Licensee.

8.5.Termination for Convenience.  Licensee may terminate this Agreement at any time following ninety (90) days prior written notice to the Licensor.

8.6.Effect of Termination.  At the date of termination of this Agreement, as of the receipt or provisions by Licensee of notice of such termination, Licensee shall immediately cease using any of the Licensed Patent Rights and return all tangible embodiments of Licensor’s Confidential Information in its possession, if any; provided, however, that Licensee may dispose of any Licensed Products previously made or partially made prior to the effective date of termination, subject to Licensee's paying to the Licensor running royalties in accordance with Section 4 (pro-rated for a partial year as applicable) with respect thereto and otherwise complying with the terms of this Agreement.

8.7.Survival.  No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 5, 6, 7.1, 7.2, 8.4, 8.5, 9, 11, 14, 15 and 17 shall survive termination of this Agreement.

9.INDEMNITY

Licensee agrees that it will defend, indemnify and hold harmless the Licensor, The Regents, and its and their employees, consultants, officers, representatives, directors, and agents and each of them (the “Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted by a third party against any of the Indemnified Parties related to or arising out of exercise of this license (each, a “Claim”).  Such indemnity includes but is not limited to products liability.  Licensee will also assume responsibility for all costs and expenses related to such Claim for which it is obligated to indemnify the Indemnified Parties pursuant to this Section 9, including, but not limited to, the payment of all reasonable attorneys' fees and costs of litigation or other defense.  The parties shall use commercially reasonable efforts to agree on the choice of counsel for any Claim.   The parties shall agree on settlement terms for any Claim, such agreement not to be unreasonably withheld or delayed.   If there is a conflict of interest to be represented by counsel chosen by Licensee to defend The Regents or Licensor, as applicable, in accordance with this Section 9, then The Regents and/or Licensor may retain counsel of its choice to represent it, and Licensee will pay all expenses for such representation.

10.INSURANCE

Licensee shall for so long as Licensee manufactures, uses or sells any Licensed Product(s), maintain in full force and effect policies of (i) worker's compensation and/or employers' liability insurance within statutory limits, (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate and (iii) products liability insurance, with limits of not less than one million dollars ($1,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to the Licensor and shall name the Licensor as an additional insured. Upon request by the Licensor, Licensee shall provide to the Licensor copies of said policies of insurance.

11.LIMITATION OF LIABILITY

11.1.No Liability.  Neither the Licensor, nor any of its officers, employees, consultants, directors, representatives or agents assume any responsibility for the manufacture, product specifications, sale or use of the Licensed Patent Rights or the Licensed Products which are manufactured by or sold by Licensee or Licensed Methods performed by Licensee, including without limitation any losses incurred as the result of an action for infringement brought against Licensee as the result of Licensee's exercise of any right granted under this Agreement. The decision to defend or not defend any such claim shall be in Licensee's sole discretion.

11.2.Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.3.Disclaimer.  LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS, NON-INFRINGEMENT OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED PATENT RIGHTS OR LICENSED

PRODUCTS OR LICENSED METHODS AND LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE LICENSED PATENT RIGHTS OR LICENSED PRODUCTS OR LICENSED METHODS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED PATENT RIGHTS OR LICENSED PRODUCTS OR LICENSED METHODS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF OR BY THIRD PARTIES.

12.ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Licensee shall not assign this Agreement without the written consent of the Licensor, provided, that the consent of the Licensor shall not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this Agreement relates.

13.GOVERNMENTAL COMPLIANCE

Licensee shall at all times during the term of this Agreement and for so long as it shall sell Licensed Products in the Field under this Agreement comply with all applicable laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products in the Field or any other activity undertaken pursuant to this Agreement.

14.GOVERNING LAW

This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of California. This Agreement is expressly acknowledged to be subject to all federal laws including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered. The Parties mutually agree that personal jurisdiction and venue shall be proper in any court of competent jurisdiction.

15.ADDRESSES

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of the Licensor:	With a copy to:

General Counsel	Chief Intellectual Property Counsel
Quest Diagnostics Incorporated	Quest Diagnostics, Incorporated
3 Giralda Farms	33608 Ortega Highway
Madison, NJ 07940	San Juan Capistrano, CA 92675

In the case of the Licensee:	With a copy to:

Valerie Palmieri	Christopher J. Denn
Vermillion, Inc.	Goodwin Procter LLP
12117 Bee Caves Rd.	53 State Street
Building III, Suite 100	San Juan Capistrano, CA 92675
Austin, Texas 78738	Boston, MA 02109

16.FORCE MAJEURE

No Party to this Agreement shall be liable for failure to perform any duty or obligation that said Party may have under the Agreement where such failure has been caused by any event, foreseen or unforeseen, outside the reasonable control of the Party who had the duty to perform and that renders performance impossible or impracticable including, but not limited to, acts of God, terrorist acts, fire, strike, inevitable accident, war, or any other event, like or unlike those listed above (collectively, “Force Majeure Event”), but only to the extent prevented by the Force Majeure Event. Any Party may terminate this Agreement if a Force Majeure event results in a Party suspending performance of any obligation for more than six months.

17.ADDITIONAL PROVISIONS

17.1.Independent Contractors. It is understood that each Party is performing under this Agreement in the capacity of an independent contractor and not in any respect or under any circumstances as an employee, representative, agent or partner of any other Party.  No Party has authority to enter into contracts or assume any obligations for or on behalf of any other Party or to speak for or on behalf of any other Party.  No Party shall make any public representations to the contrary..

17.2.Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

17.3.Reformation. If any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

17.4.Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

17.5.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

Licensee:
Licensee:	Licensor:
VERMILLION, INC.	QUEST DIAGNOSTICS INCORPORATED
By: /s/ Valerie Palmieri	By: /s/ Wilson Conde
Name (print): Valerie Palmieri	Name (print): Wilson Conde
Title: President & CEO	Title: Vice President, Strategic Allicances & Clinical Franchise Business Development
Date: March 11, 2015	Date: March 11, 2015

ASPiRA LABS	QUEST DIAGNOSTICS CLINCAL LABORATORIES, INC.
By: /s/ Eric Schoen	By: /s/ Wilson Conde
Name (print): Eric Schoen	Name (print): Wilson Conde
Title: Secretary & Treasurer	Title: Vice President, Strategic Allicances & Clinical Franchise Business Development
Date: March 11, 2015	Date: March 11, 2015

EXHIBIT A

LICENSED PATENT RIGHTS

U.S. Patent Application No. PCT/US05/24985 entitled “Biomarkers for the Early Detection of Ovarian Cancer” filed 07/14/2005 (UCLA Case No. 2004-159-3) by Dr(s). Robin Farias-Eisner and Srinivasa Reddy, and assigned to The Regents, incorporating the provisional patent application no. 60/588,007 filed 07/14/2004 (UCLA Case No. 2004-159-1) and the provision patent application no. 60/674,489 filed 04/25/2005 (UCLA Case No. 2004-159-2).